Exhibit 10(a)

[Tenet Healthcare Corporation Letterhead]

May 3, 2006

Personal & Confidential

Mr. Biggs C. Porter
75 Burr Drive
Needham, Massachusetts  02492

Dear Biggs:

I am pleased to confirm the details of our offer to you to become Tenet’s Chief Financial Officer with a start date of June 5, 2006.  You will report to Trevor Fetter, Chief Executive Officer and you will office at Tenet’s Corporate Office in Dallas, Texas.

1.               Compensation and Benefits

a.                           Base Compensation:  Your base salary rate will be $550,000 per year, payable bi-weekly.  Your salary will be reviewed during the next applicable merit cycle.

b.                          Annual Incentive Plan:  Your position is eligible for an annual incentive bonus according to the terms of the Tenet Annual Incentive Plan (AIP).  Your Target Award under the AIP is 70% of your annual base salary.  You are eligible for an AIP award for the portion of the 2006 plan year beginning on your start date.  This award will be paid at the same time as all other AIP awards for the 2006 plan year.  In no event will your AIP award for the portion of the 2006 plan year during which you serve as Tenet’s Chief Financial Officer be less than $210,000 or exceed two times your Target award.

c.                           Car Allowance: You will receive an annual automobile allowance of $18,100.00 paid bi-weekly.

d.                          Stock Incentives:  Your position is eligible for stock incentives.  The Company’s target award level for your position in 2006 was 156,667 Stock Options and 31,333 RSUs.  Grants are considered periodically by the company’s Compensation Committee of the Board of Directors.  All stock-based awards are subject to the review and approval of the Compensation Committee of the Board of Directors and are governed by the shareholder approved plan under which they are issued. You are being recommended for an initial grant of Restricted Stock Units (RSUs) with a RSU Target Award Value of $2,700,000 and non-qualified Stock Options with an Option Target Award Value of $472,500 which will be granted at fair market value on the date of grant and made effective upon the Compensation Committee’s approval.  This award of Stock Options and RSUs will vest at 1/3 per year on the first three anniversary dates of the award unless a different schedule of vesting applies pursuant to the Tenet Executive Severance Protection Plan (TESPP), as referenced in subparagraph (g) herein, in which case the TESPP controls.

i.                  The actual number of RSUs will be determined by dividing the RSU Target Award Value by the average closing price of Tenet common stock on the twenty (20) trading days immediately preceding your hire date.

ii.               The actual number of non-qualified Stock Options will be determined by dividing the Option Target Award Value by the average closing price of Tenet common stock on the twenty (20) trading days immediately preceding your hire date, and multiplied by a factor used to estimate the fair market value of Tenet common stock on the date of grant.

e.                           Sign-On Cash Bonus:  You will receive a one-time bonus of $300,000 payable in three $100,000 installments over 3 years, with the first installment to be paid upon your start date and the two subsequent payments to be made on the first and second anniversary dates of your start date, provided that you remain employed in your position with the Company on those subsequent anniversary dates.

f.                             Benefits:  You are eligible to participate in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

g.                          Severance Protection Agreement: You will participate in the Tenet Executive Severance Protection Plan (TESPP) which provides severance equal to two times base salary and benefits continuation for a qualifying termination without “cause.”  No severance is due in the event of a termination for “cause” described below or voluntary termination except as provided under the Plan for “good reason.”  Your copy of the TESPP is enclosed herewith.

h.                          SERP:  You will be named to the Supplemental Executive Retirement Plan (SERP) which provides enhanced retirement, disability and life insurance benefits.  Details of that plan will be provided under separate cover.

i.                              Relocation:  Tenet’s goal is to make your relocation process as smooth as possible.  Therefore, it is very important that you first contact Shelley Giles, Tenet’s Relocation Director, at 469-893-6131, to initiate your relocation benefits, prior to any relocation activities, e.g. marketing and/or selling your home.

An itemized list of your relocation benefits is attached. After review, please initial these pages and return with your signed offer letter.

If you voluntarily terminate your employment within twenty-four (24) months of your start date in the new position, you will be required to reimburse Tenet on a pro-rated basis for such relocation expenses paid to you or on your behalf (including any gross-up).  The amount due is reduced 1/24th for each full month you remain employed by Tenet within the initial 24-month period (for example, 50% in the case of a voluntary termination at the end of one year).

2.               Employment Status

a.                           Compliance with Tenet Policies, Rules and Regulations:  By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct.  To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

b.                          Ethics Training: All Tenet employees are required to attend an initial ethics class within their first 120 days of employment, as well as a refresher course every fiscal year.  Please see your Human Resources representative for more information on class times and dates, or access the company Intranet site (eTenet) for additional information.

c.                           Standards of Conduct:  As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

d.                          Conflict Resolution:  As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment with Tenet Employment Inc.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time.  The term “cause” as used above shall include dishonesty, fraud, willful misconduct, self dealing or violation of the company’s Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), conflict of interest, failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), or other wrongful conduct of a similar nature and degree.  Notwithstanding, a failure to achieve or meet business objectives, as defined by the Company, shall not be considered “cause” so long as you have devoted your best and good faith efforts and attention to the achievement of those objectives.

Biggs, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me in Human Resources by May 23, 2006 – 469/893-8170 Confidential Fax.

This is a terrific opportunity for you.  We are enthusiastic about you accepting this position.  Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ Joseph A. Bosch	/s/ Biggs C. Porter	5/22/06
	Biggs C. Porter	Date
Joseph A. Bosch
SVP, Human Resources